UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 25, 2011

Sysco Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-06544 (Commission File Number)	74-1648137 (IRS Employer Identification No.)
1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)
Registrant’s telephone number, including area code: (281) 584-1390
N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On August 25, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Sysco Corporation (“Sysco” or the “Company”) approved the fiscal 2012 bonus agreement for William J. DeLaney, the Company’s President and Chief Executive Officer, pursuant to the Company’s 2009 Management Incentive Plan.
If the threshold performance levels are met, Mr. DeLaney will earn a bonus for fiscal 2012 between 75% of base salary and 247.5% of base salary, with 150% of his fiscal 2012 base salary constituting the target bonus. In order to allow the Committee to adjust Mr. DeLaney’s bonus based on certain non-financial performance goals, discussed below, the Committee has established the maximum bonus (the “Maximum Bonus”) Mr. DeLaney may earn assuming the threshold performance requirements are met as an amount equal to 110% of the Objective Performance Bonus Calculation, as described below.
The “Objective Performance Bonus Calculation” for fiscal 2012 is equal to the sum of the following and is determined using the following corporate financial objectives:
•	between 37.5% and 112.5% of base salary (50% of the Performance Bonus) will be paid based on the percentage increase in adjusted fully diluted earnings per share for fiscal 2012 as compared to fiscal 2011;

•	between 22.5% and 67.5% of base salary (30% of the Performance Bonus) will be paid based on the percentage increase in adjusted sales for fiscal 2012 as compared to fiscal 2011; and

•	between 15% and 45% of base salary (20% of the Performance Bonus) will be paid based on the adjusted return on invested capital for fiscal 2012.
The calculation of the adjusted results with respect to each of the performance measures will exclude from each of these measures the following items, the returns from which are generally expected to occur outside fiscal 2012: expenditures relating to Sysco’s Business Transformation Project, the impact of major acquisitions and divestitures, and any withdrawals by Sysco operating companies from multi-employer pension plans. The Committee has the discretion to include certain of these excluded items, but only if such inclusion would not cause the fiscal 2012 bonus to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The Committee may, in its sole discretion, include or exclude from the determination of the relevant performance metrics the results of other extraordinary or non-recurring items if the Committee determines that the inclusion or exclusion of such extraordinary items will not impact the Company’s ability to deduct all or any portion of the bonus payable to Mr. DeLaney pursuant to the bonus agreement under Section 162(m) of the Internal Revenue Code of 1986, as amended.
If the threshold requirements for one or more of the bonus measures are not met, those portions of the bonus will not be paid. These three bonus measures are independent of each other, and one portion of the bonus may be earned even if the threshold level of one or both of the other measures is not achieved.
Mr. DeLaney’s fiscal 2012 MIP bonus is initially calculated as equal to the Maximum Bonus. The Committee then has the discretion to adjust Mr. DeLaney’s bonus, using as a base the unadjusted Objective Performance Bonus Calculation, as described below (the “Adjusted Bonus”). The Committee may adjust the Objective Performance Bonus Calculation to achieve the Adjusted Bonus based on Mr. DeLaney’s performance with respect to the following non-financial performance goals:
•	Continue to Effectively Carry Out Implementation of Business Transformation Initiative;

•	Further Improve Customer Retention;

•	Successfully Execute Board Approved Strategic Acquisitions;

•	Communicate Broadly the Strategic Direction of the Corporation to All Key Stakeholders; and

•	Make Continued Strides Toward Implementing an Effective Human Capital Plan.
If Mr. DeLaney’s performance with respect to the above non-financial performance goals meets the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 bonus will be an Adjusted Bonus that is equal to 100% of the unadjusted Objective Performance Bonus Calculation. If Mr. DeLaney’s performance with respect to the above goals exceeds the target levels established by the Committee, Mr. DeLaney’s fiscal year 2012 bonus will be an Adjusted Bonus that is between 100% of the unadjusted Objective Performance Bonus Calculation and the Maximum Bonus, as determined in the Compensation Committee’s discretion. If Mr. Delaney’s performance is below the target levels of performance established by the Committee, Mr. Delaney’s fiscal 2012 bonus will be an Adjusted Bonus that is between 80% — 100% of the unadjusted Objective Performance Bonus Calculation, as determined in the Compensation Committee’s discretion. In no event will Mr. DeLaney’s fiscal 2012 Management Incentive Plan bonus exceed the Maximum Bonus of 110% of the unadjusted Objective Performance Bonus Calculation. The Company believes that any bonus paid to Mr. DeLaney pursuant to the fiscal 2012 award will satisfy the requirements for deductibility for federal income tax purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
The award is also subject to clawback provisions that provide that, subject to applicable governing law, all or a portion of the bonus paid pursuant to the fiscal 2012 award may be recovered by Sysco if there is a restatement of the Company’s financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the bonus and the restatement would result in the payment of a reduced bonus if the bonus was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment.
The Committee has also approved fiscal 2012 bonus agreements for the Company’s other named executive officers, the terms of which are in keeping with previous disclosure regarding the 2009 Management Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation
Date: August 31, 2011	By:	/s/ Russell T. Libby
Russell T. Libby
Vice President, General Counsel and Corporate Secretary